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                                                                     EXHIBIT 5.1


                                             June 12, 1996


The AES Corporation
1001 N. 19th Street
Arlington, Virginia  22209



Dear Sirs:

          We have acted as counsel for The AES Corporation, a Delaware corporation (the "Company") , in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (Registration No. 333-01286) under the Securities Act of 1933, as amended (the "Act"), and Amendment No. 1 thereto (collectively, the "Registration Statement"), relating to the proposed issuance and sale by the Company of up to $225,000,000 in aggregate principal amount of debt securities (the "Debt Securities"). The Debt Securities are to be issued pursuant to an Indenture
(the "Indenture") between the Company and The First National Bank of Chicago, as trustee, and are to be sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") between
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The AES Corporation               -2-                              June 12, 1996

the Company and J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as representatives of the several Underwriters named in Schedule I thereto (the "Underwriters") forms of which are filed as Exhibit 4.1 and 1.1, respectively, to the Registration Statement .

          As such counsel, we have examined originals or copies certified or otherwise identified to our satisfaction of the Restated Certificate of Incorporation and By-Laws of the Company, as amended to the date hereof, as well as resolutions adopted by the Company's Board of Directors in connection with the authorization, registration, issuance and sale of the Debt Securities. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of appropriate public officials and certificates of officers and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons.

          On the basis of the foregoing, we are of the opinion that, when the Registration Statement with respect to the Debt





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The AES Corporation               -3-                             June 12, 1996

Securities filed pursuant to the Act has become effective under the Act, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, the Indenture has been executed by the parties thereto and delivered, and the Debt Securities have been duly executed, authenticated and delivered against payment therefor in accordance with the provisions of the Underwriting Agreement, the Debt Securities will be legally and validly issued and will constitute the valid and binding obligations of the Company.

          We are members of the bar of the State of New York and with your approval do not herein express any opinion as to any matters governed by any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                             Very truly yours,



                                             Chadbourne & Parke LLP